UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Mitcham Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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MITCHAM INDUSTRIES, INC.

8141 SH 75 SOUTH
P.O. BOX 1175
HUNTSVILLE, TEXAS 77342-1175

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 12, 2007

To our Shareholders:

We will hold the Annual Meeting of Shareholders of Mitcham Industries, Inc., a Texas corporation, on Thursday, July 12, 2007, at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m., local time. At the Annual Meeting, shareholders will be asked to:

1.	Elect five individuals to serve on our Board of Directors until the next annual meeting of shareholders or until their respective successors are elected and qualified;

2.	Ratify the selection by the Audit Committee of our Board of Directors of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008; and

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors has established the close of business on May 21, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held July 12, 2007, and any adjournment or postponement thereof.

Sincerely,

Billy F. Mitcham, Jr.
President and Chief Executive Officer

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE OR USE THE TELEPHONE OR INTERNET VOTING.

June 1, 2007

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MITCHAM INDUSTRIES, INC.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342-1175

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be Held July 12, 2007

SOLICITATION OF PROXIES

Purpose, Place, Date and Time

This proxy statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Mitcham Industries, Inc., a Texas corporation, of proxies from the holders of record of our common stock, par value $.01 per share, at the close of business on May 21, 2007, for use in voting at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m., local time, on Thursday, July 12, 2007, and any adjournment or postponement thereof.

The Notice of Annual Meeting, this proxy statement, the attached proxy card and our Annual Report for the fiscal year ended January 31, 2007 are being mailed together on or about June 1, 2007 to each of our shareholders entitled to notice of and to vote at the Annual Meeting.

Properly executed proxies will be voted as directed. If no direction is indicated therein, proxies received in response to this solicitation will be voted FOR: (1) the election of each of the five individuals nominated for election as directors; (2) the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm by our Audit Committee for the fiscal year ending January 31, 2008; and (3) as recommended by our Board with regard to any other matters, or if no recommendation is given, at the discretion of the appointed proxies.

Expenses of Solicitation

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our shareholders in connection with the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained Broadridge Investor Communication Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of $5,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Shareholders Sharing the Same Last Name and Address

We are sending only one copy of our proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary in writing at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES

Record Date; Shareholders Entitled to Vote

Our Board has fixed the close of business on May 21, 2007 as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on May 21, 2007, there were 9,762,688 issued and outstanding shares of common stock, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting.

For a period of 10 days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at our principal place of business, which is located at 8141 SH 75 South, Huntsville, Texas 77340.

Quorum

Our Second Amended and Restated Bylaws provide that the presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Consequently, the presence of holders of at least 4,881,344 shares of common stock is required to establish a quorum for the Annual Meeting.

Abstentions and Broker Non-Votes

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of The NASDAQ Stock Market LLC to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the year ending January 31, 2008 are considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes, broker non-votes will have no effect. In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote against ratification, and broker non-votes will not be counted for determining the number of shares represented at the Annual Meeting for purposes of the vote on the ratification.

Vote Required

Assuming a quorum is present, the election of directors will require a plurality of the votes cast at the Annual Meeting. The ratification of the selected independent registered public accounting firm will require the affirmative vote of a majority of the total votes cast at the Annual Meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate votes for and against, abstentions and broker non-votes. As discussed above, abstentions from any item of business other than the election of directors will have the same legal effect as a vote against the applicable proposal, but a broker non-vote will not be counted for purposes of determining whether a majority vote is achieved with respect to the ratification of the selected independent registered public accounting firm or any other item of business properly coming before the Annual Meeting.

Revocation of Proxies

You may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by (1) sending in a proxy card with a later date, (2) casting a vote by telephone or over the Internet at a later date, (3) sending a written notice of revocation by mail to P.O. Box 1175, Huntsville, Texas 77342-1175 marked “Proxy Information Enclosed,

Attention: Corporate Secretary” or (4) by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

CORPORATE GOVERNANCE

The following sections summarize information about our corporate governance policies, our Board and its committees and the director nomination process.

Our Governance Practices

General

We are committed to sound corporate governance principles. To evidence this commitment, our Board has adopted charters for its committees and a Code of Ethics. These documents provide the framework for our corporate governance. A complete copy of the current version of each of these documents is available on our website at http://www.mitchamindustries.com or in print to any shareholder who requests it by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary, or by telephone (936) 291-2277. Our Board regularly reviews corporate governance developments and modifies our governance documents as appropriate.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and our Corporate Controller, to ensure that our business is conducted in a legal and ethical manner.

All of our directors, officers and employees are required to certify their compliance with the Code of Ethics. The code requires that any exception to or waiver for an executive officer or director be made only by our Board and disclosed as required by law and the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”). To date, we have neither received any requests for, nor granted, waivers of the code for any of our executive officers or directors.

Among other things, the code addresses:

•	conflicts of interest;

•	insider trading;

•	record keeping and questionable accounting or auditing matters;

•	corporate opportunities;

•	confidentiality;

•	competition and fair dealing;

•	protection and proper use of our company assets; and

•	reporting of any illegal or unethical behavior.

It is our policy that there shall be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the code.

Our Board

Determination of Director Independence

Our Board has determined that Messrs. John F. Schwalbe, R. Dean Lewis and Peter H. Blum are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Schwalbe, Lewis and Blum constitute a majority of the members of our Board. Mr. Billy F. Mitcham, Jr. is not independent because he currently serves as our President and Chief Executive Officer. Mr. Robert P. Capps is not independent because he currently serves as our Executive Vice President of Finance and Chief Financial Officer.

Attendance at Board and Committee Meetings

During the fiscal year ended January 31, 2007, our Board held four meetings. Each individual serving as a director during such period attended all meetings of our Board and all meetings of the committees on which such individual served.

Attendance at Annual Meetings

We have a policy to encourage our directors to attend the annual meetings of our shareholders. All nominees who are currently serving as directors attended the annual meeting of our shareholders in July 2006.

Shareholder Communications with Our Board

Our Board welcomes communications from our shareholders. Shareholders may send communications to our Board, or any director in particular, by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary or via e-mail through our website at http://www.mitchamindustries.com. Each communication must (1) identify the sender, (2) identify the applicable director(s) and (3) contain the information necessary to enable the director(s) to contact the sender. Our Corporate Secretary will relay such information to the applicable director(s) and request that the sender be contacted as soon as possible.

Committees of Our Board

As of the date of this proxy statement, our Board has standing Audit, Compensation and Nominating Committees. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the Securities and Exchange Commission’s rules and requirements and the NASDAQ Listing Standards. Each committee is governed by a written charter approved by the full Board.

Audit Committee

The Audit Committee has been established to assist our Board in:

•	overseeing the quality and integrity of our financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the independent registered public accounting firm’s qualifications, independence and performance;

•	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board have established;

•	facilitating an open avenue of communication among the registered independent accountants, financial and senior management, and our Board, with the registered independent accountants being accountable to the Audit Committee; and

•	performing such other duties as directed by our Board.

In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and external registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.

During the fiscal year ended January 31, 2007, the Audit Committee, which was comprised during such period of Messrs. Schwalbe (Chairman), Lewis, Capps (until his appointment as Executive Vice President of Finance and Chief Financial Officer in June 2006) and Blum (who replaced Mr. Capps in June 2006), held six meetings. All members of the Audit Committee are independent as that term is defined in the NASDAQ Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Schwalbe has the necessary accounting and financial expertise to serve as chairman. Our Board has determined that Mr. Schwalbe is an “audit committee financial expert” following a determination that Mr. Schwalbe met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations. For information regarding Mr. Schwalbe’s business experience, see “Proposal 1 – Election of Directors – Information About Director Nominees.”

The report of the Audit Committee appears under the heading “Audit Committee Report” below.

Compensation Committee

Pursuant to its charter, the purposes of our Compensation Committee are to:

•	review, evaluate, and approve the agreements, plans, policies and programs to compensate our officers and directors;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of shareholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. When making its executive compensation decisions, the Compensation Committee considers the recommendations provided by our compensation consultant. In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. Please see “Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation – Non-Employee Director Compensation – General” for additional information on its consideration and determination of director compensation.

The Compensation Committee may form and delegate some or all of its authority under its charter to subcommittees when it deems appropriate.

During the fiscal year ended January 31, 2007, the Compensation Committee held four meetings. The Compensation Committee currently consists of Messrs. Schwalbe, Lewis and Blum (Chairman).

The report of the Compensation Committee appears under the heading “Compensation Committee Report” below.

Nominating Committee

The purposes of the Nominating Committee, as stated in its charter, include the following:

•	identify individuals qualified to become Board members;

•	recommend to our Board the persons to be nominated by our Board for election as directors at the annual meeting of shareholders; and

•	perform such other functions as our Board may assign to the committee from time to time.

During the fiscal year ended January 31, 2007, the Nominating Committee did not meet. The Nominating Committee currently consists of Messrs. Schwalbe, Lewis and Blum (Chairman).

Director Nomination Process

The Nominating Committee will accept for consideration shareholders’ nominations for directors if made in writing by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary or via e-mail through our website at http://www.mitchamindustries.com. The candidate’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating Committee to make proper assessments as to his or her qualifications. The Nominating Committee may also conduct its own search for potential candidates, which may include candidates identified directly by a variety of means as deemed appropriate by the members of the Nominating Committee. Irrespective of how a candidate may be brought to the Nominating Committee’s attention, at the appropriate time, qualified candidates may be asked to conduct one or more personal interviews with appropriate members of our Board. A chosen candidate is extended an invitation to join our Board and, if the candidate accepts, is formally nominated.

Our Board has empowered the Nominating Committee to develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors, including consideration of the performance of incumbent directors in determining whether to nominate them for reelection. The Nominating Committee is directed to make appropriate recommendations to our Board with respect to individuals to be included among management’s nominees, and, as appropriate, to our shareholders with respect to the election of directors. The Nominating Committee has not specified criteria for persons to be recommended to our Board as nominees. The Nominating Committee will consider nominees proposed by shareholders, but has not specified any guidelines or policies for such consideration.

The shareholder recommendation procedures described above do not preclude a shareholder of record from making nominations of directors or making proposals at any annual shareholder meeting; provided that they also comply with the requirements described in the section of this proxy statement entitled “Shareholder Proposals and Director Nominations.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Mitcham Industries, Inc. or any of its subsidiaries or had any substantial business dealings with Mitcham Industries, Inc. or any of its subsidiaries. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before our Board at the recommendation of management. In May 2007, our Board, recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), adopted a formal process for reviewing, approving and ratifying transactions with related persons, which is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if:

•	the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of our Board; or

•	the transaction involves compensation approved by the Compensation Committee.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include at a minimum each executive vice president and Section 16 officer) or director;

•	a shareholder owning more than 5% of our company (or its controlled affiliates);

•	a person who is an immediate family member of a senior officer or director; or

•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than:

•	transactions available to all employees generally; and

•	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Person Transactions to be entered into for that calendar year, including the proposed aggregate value of the transactions (if applicable). After review, the Audit Committee approves or disapproves the transactions and at each subsequently scheduled meeting, management updates the Audit Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification is not forthcoming, management makes all reasonable efforts to cancel or annul the transaction.

Corporate Opportunity

Our Board recognizes that situations exist where a significant opportunity may be presented to management or a member of our Board that may equally be available to our company, either directly or via referral. Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% shareholder), the opportunity must be presented to our Board for consideration.

Disclosure

All Related Person Transactions are to be disclosed in our applicable filings as required by the Securities and Exchange Commission’s rules and regulations. Furthermore, all Related Person Transactions are to be disclosed to the Audit Committee and any material Related Person Transaction are to be disclosed to the full Board.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended January 31, 2007, we have not participated in (or proposed to participate in) any transactions with related persons.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file initial reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received, we believe that all filings required to be made under Section 16(a) were timely made.

Principal Holders of Securities

The following table sets forth the beneficial ownership of the outstanding shares of common stock as of May 15, 2007, with respect to each person, other than our directors and officers, we know to be the beneficial owner of 5% or more of our issued and outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class

First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200 Pasadena, California 91106-3171	592,783(1)	6.1%

(1)	In a Schedule 13G filed with the Securities and Exchange Commission in March 2007, First Wilshire Securities Management, Inc. reported sole voting power with respect to 41,845 of the shares, sole dispositive power with respect to 592,783 of the shares and no shares subject to shared voting power or shared dispositive power.

Security Ownership of Management

The following table sets forth the beneficial ownership of common stock as of May 15, 2007 by (1) each of the executive officers named in the Summary Compensation Table below, (2) each of our directors and director nominees and (3) all current directors and executive officers as a group. All persons listed have sole disposition and voting power with respect to the indicated shares except as otherwise indicated in the footnotes to the table.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class

Billy F. Mitcham, Jr.	804,694(1)	8.0%
Peter H. Blum	588,026(2)	5.9%
John F. Schwalbe	93,000(3)	1.0%
R. Dean Lewis	45,000(4)	*	%
Paul Guy Rogers	69,667(5)	*	%
Robert P. Capps	55,000(6)	*	%
Michael A. Pugh	—(7)	*	%
Guy Malden	19,667(8)	*	%
All current directors and executive officers as a group (7 persons)	1,675,054(9)	15.8%

*	Less than 1%

(1)	Includes 16,500 shares of restricted stock that vest over three years and an aggregate of 3,100 shares owned by Mr. Mitcham’s spouse. Also includes shares underlying Exercisable Options and options that will become exercisable within 60 days of May 15, 2007 (collectively, the “Exercisable Options”) to purchase an aggregate of 400,500 shares of common stock.

(2)	Includes 4,000 shares of restricted stock that vest over two years, 250,000 shares underlying Exercisable Options, 22,624 shares underlying currently exercisable warrants, 6,000 shares owned by Mr. Blum’s spouse’s IRA and 6,500 shares owned by Mr. Blum’s minor son.

(3)	Includes 86,000 shares underlying Exercisable Options.

(4)	Includes 41,000 shares underlying Exercisable Options.

(5)	Includes 8,000 shares of restricted stock that vest over three years and 54,167 shares underlying Exercisable Options.

(6)	Includes 45,000 shares underlying Exercisable Options.

(7)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006.

(8)	Includes 8,000 restricted shares that vest over three years from grant date and 11,667 shares underlying Exercisable Options.

(9)	Includes 888,334 shares underlying Exercisable Options, 22,624 shares underlying currently exercisable warrants and 36,500 shares of restricted stock.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Five individuals will be elected at the Annual Meeting to serve as directors until the next annual meeting or until their respective successors are elected and qualified. Shares or proxies may not be voted for more than five director nominees. All of the director nominees are currently serving on our Board.

The persons appointed as proxies in the enclosed proxy card will vote such proxy “FOR” the persons nominated for election to our Board, except to the extent authority to vote is expressly withheld with respect to one or more nominees. If any nominee is unable to serve as a director for any reason, all shares represented by proxies pursuant to the enclosed proxy card, absent contrary instructions, will be voted for any substitute nominee designated by our Board.

Our Board recommends a vote “FOR” the election of each of the director nominees identified below.

Information About Director Nominees

The following table sets forth the names and ages, as of May 15, 2007, of our current directors, each of whom is a director nominee. Our directors are elected annually and serve one-year terms or until their successors are elected.

Name	Age	Positions Held	Director Since

Billy F. Mitcham, Jr.	59	Director, President and Chief Executive Officer	1987
Peter H. Blum	50	Non-Executive Chairman	2000
Robert P. Capps	53	Director, Executive Vice President of Finance and Chief Financial Officer	2004
R. Dean Lewis	64	Director	1995
John F. Schwalbe	63	Director	1994

Billy F. Mitcham, Jr. has served as our President and Chief Executive Officer since our inception in 1987. From 1987 until July 2004, Mr. Mitcham also served as Chairman of our Board. Mr. Mitcham has more than 28 years of experience in the geophysical industry. From 1979 to 1987, he served in various management capacities with Mitcham Associates, an unrelated equipment leasing company. From 1975 to 1979, Mr. Mitcham served in various capacities with Halliburton Services, primarily in oilfield services.

Peter H. Blum was elected Non-Executive Chairman of our Board on July 8, 2004. Mr. Blum is Vice Chairman and Senior Managing Director of Ladenburg Thalmann & Co., Inc., an investment banking firm. From June 1998 until March 2003, Mr. Blum served as a Director, and from September 2001 until March 2003, as Executive Vice President, of Mallon Resources Corporation, an oil and gas exploration and production company that merged with Black Hills Corporation in March 2003. Prior to 1998, Mr. Blum was a senior investment banker with various Wall Street firms. Mr. Blum started his career with Arthur Young & Co. and is a Certified Public Accountant.

Robert P. Capps has been a member of our Board since July 2004. In June 2006, Mr. Capps was appointed as our Executive Vice President and Chief Financial Officer. From July 1999 until May 2006, he was the Executive Vice President and Chief Financial Officer of TeraForce Technology Corporation (“TeraForce”), a publicly-held provider of defense electronics products. On August 2, 2005, TeraForce filed for protection under Chapter 11 of the Federal Bankruptcy Code. On April 6, 2006, TeraForce’s Chapter 11 Plan of Reorganization was confirmed. From 1996 to 1999, Mr. Capps was Executive Vice President and Chief Financial Officer of Dynamex, Inc., a NASDAQ-listed supplier of same-day transportation services. Prior to his employment with Dynamex, Mr. Capps was Executive Vice President and Chief Financial Officer of Hadson Corporation, a NYSE-listed energy company. Mr. Capps is a Certified Public Accountant and was formerly with Arthur Young & Co. Mr. Capps holds a Bachelor of Accountancy degree from the University of Oklahoma.

R. Dean Lewis is the Dean of the Business School at Sam Houston State University and has served in this capacity since October 1995. From 1987 to October 1995, Dr. Lewis was the Associate Dean and Professor of Marketing at Sam Houston State University. Prior to 1987, Dr. Lewis held a number of executive positions in the banking and finance industries.

John F. Schwalbe has had a professional career in public accounting for more than 30 years. Mr. Schwalbe’s experience includes auditing of oil and gas exploration and production enterprises, school districts and various banking institutions. For the past 25 years, Mr. Schwalbe has been in private practice with primary emphasis in tax planning, consultation and compliance. Mr. Schwalbe is a Certified Public Accountant and holds a Bachelor of Business Administration degree from Midwestern University.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of May 15, 2007, of each of our executive officers. Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Positions Held

Billy F. Mitcham, Jr.	59	President and Chief Executive Officer
Robert P. Capps	53	Executive Vice President of Finance and Chief Financial Officer
Paul Guy Rogers	57	Vice President of Business Development
Guy Malden	55	Vice President of Marine Systems

Billy F. Mitcham, Jr.’s biographical information may be located under “Proposal 1: Election of Directors – Information About Director Nominees.”

Robert P. Capps’ biographical information may be located under “Proposal 1: Election of Directors – Information About Director Nominees.”

Paul Guy Rogers has served as our Vice President of Business Development since October 2001. From February 1993 to September 2001, Mr. Rogers served as Senior Sales Representative with Geo Space LP, a worldwide manufacturer of geophysical equipment, with responsibilities for sales in the United States and Latin America. Mr. Rogers has 14 years of experience in the geophysical industry.

Guy Malden has served as our Vice President of Marine Systems since January 2004. Mr. Malden has 30 years experience in the geophysical industry, and has been with Mitcham Industries since 2002. From 1999 to 2002, he served as Vice President of Operations for American International Exploration Group. From 1993 to 1999, he served in various management capacities with several seismic equipment manufacturers, most notably Syntron, Inc. From 1975 to 1993, Mr. Malden served in various field and management capacities with Geophysical Service Inc./Halliburton Geophysical Services. Mr. Malden holds a degree in Marine Geology from Long Island University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Program

Our business strategy is to meet the needs of the seismic industry by providing leasing services for a wide range of equipment and to provide technologically advanced solutions for marine seismic applications. To achieve this, we leverage one of our key strengths – the expertise of our executive officers.

Our executive compensation program is structured principally around one goal – attracting, motivating and retaining top executive talent with the requisite skills and experience to execute our business strategy. Because we have no direct public competitors, we compete with many larger companies for top executive-level talent. Accordingly, we generally target compensation at competitive market levels. In addition, we believe our executive officers should be rewarded for executing goals that are designed to increase shareholder value. As a result, the Compensation Committee of our Board (for purposes of this Analysis, the “Committee”) considers company performance measures and evaluates individual performance when determining selected elements of our executive compensation program. These elements consist primarily of base salaries, annual cash incentives and long-term equity-based incentives. The Committee combines the compensation elements for each executive officer in a manner that we believe optimizes the officer’s contribution to our company.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended January 31, 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”

Objectives of Our Executive Compensation Program

We have developed an executive compensation program that is designed to (1) recruit, develop and retain key executive officers responsible for our success and (2) motivate management to enhance long-term shareholder value. To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•	providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled officers that are key to our long-term success;

•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our officers;

•	balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized; and

•	avoid creating a situation that might cause undo pressure to meet specific financial goals.

Implementing Our Objectives

Role of the Committee

On behalf of our Board, the Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for our executive officers. The Committee establishes, reviews and approves the compensation of our executive officers and makes appropriate adjustments based on company performance, individual performance and changes in an officer’s duties and responsibilities.

Role of Our Executive Officers

Our executive officers play an important role in the executive compensation process. The most significant aspects of their involvement in this process are:

•	preparing materials in advance of Committee meetings for review by the Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.

Our Chief Executive Officer is instrumental to this process. Specifically, our Chief Executive Officer assists the Committee by:

•	providing background information regarding our business goals;

•	annually reviewing performance of each of our executive officers (other than himself); and

•	recommending compensation arrangements and components for our executive officers (other than himself).

Our other executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officer.

Role of Our Compensation Consultant

In performing its duties, the Committee obtains input, as it deems necessary, from an independent compensation consultant, Villareal & Associates (“Compensation Consultant”), engaged directly by the Committee. Pursuant to its engagement, our Compensation Consultant analyzes the base salary and annual cash incentive elements of compensation for our executive officers to ensure that the compensation delivered reflects company performance, while also considering market competitiveness. The Compensation Consultant does not analyze the long-term equity-based component of our executive compensation program. After conducting its analysis, our Compensation Consultant prepares a comprehensive base salary comparison and recommendations for short-term executive compensation. The Committee solicits and receives input on these recommendations from our

Compensation Consultant independent of management. These recommendations are considered by the Committee but are not necessarily determinative of the compensation decisions made by the Committee.

Determining Compensation

The Committee, which relies upon the judgment of its members in making compensation decisions, has established a number of processes to assist it in ensuring that our executive compensation program supports our objectives and company culture. Among those are competitive benchmarking, assessment of individual and company performance and a total compensation review, which are described in more detail below.

Competitive Benchmarking. Although we have no public direct competitors, the Committee compares pay practices for our executives against other companies to assist it in the review and comparison of each element of compensation for our executive officers. This practice recognizes that (1) our compensation practices must be competitive in the marketplace and (2) marketplace information is one of the many factors considered in assessing the reasonableness of our executive compensation program.

The Committee usually begins its competitive market analysis in the first quarter of the year in which the compensation decisions are made. The comparative compensation data used in the Committee’s analysis is derived by the Compensation Consultant from comprehensive surveys performed by third parties. For the fiscal year ended January 31, 2007, compensation indices from the ECS Industry Report on Top Management Compensation, which was prepared by Watson Wyatt Data Services, and the Salary Assessor, which was prepared by Economic Research Institute, were used in the Committee’s analysis. As part of this analysis, the Committee compared the compensation of our executive officers with the companies in the following groups (collectively, “Peer Companies”):

•	Companies in all industries with comparable total revenue.

•	Companies in the Oil Services / Equipment Sector with comparable total revenue.

Because we have no public direct competitors, the Committee believes that these industry specific and general industry comparisons provide the most useful information that is reasonably assessable. In addition to the foregoing data, our Compensation Consultant may provide additional market data from other sources, from time to time, as requested by the Committee. The market data described above is used collectively by the Committee to make informed decisions regarding executive compensation.

Due to our organizational structure and diverse international operations, comparisons of survey data to the job descriptions of our executive officers is sometimes difficult. Furthermore, the complexities of our operations and the skills needed of our executive officers are, we believe, greater than those of most companies with comparable total revenues. Therefore, we at times target base salary and annual cash incentive compensation levels that are in the top quartile of the survey information for our Peer Companies. The Committee believes that targeting this level of compensation helps to meet our overall total rewards strategy and executive compensation objectives outlined above.

Assessment of Individual and Company Performance. While we generally do not adhere to rigid formulas in determining the amount and mix of compensation elements, the Committee reviews specific company performance measures when determining the size of incentive payouts for our executive officers. In addition, a portion of the incentive payouts are based on evaluations of individual performance. These performance measures are discussed in more detail below.

Total Compensation Review. Each April, the Committee reviews each executive officer’s base salary, annual cash incentive and long-term equity-based incentives. In addition to these primary compensation elements, the Committee periodically reviews perquisites and other compensation as well as payments that would be required under employment agreements and our equity-based plans. Following its April 2006 review, the Committee determined that these elements of compensation were reasonable in the aggregate in relation to the market data analyzed by the Committee.

Elements of Our Executive Compensation Program

The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executive officers of our Peer Companies. In furtherance of these goals, our executive compensation program consists of three basic components:

•	base salaries;

•	annual cash incentives; and

•	long-term equity-based incentives.

The distribution of compensation among the various components of compensation is driven by our belief that a significant portion of each Named Executive Officer’s compensation should be at risk. The practice of emphasizing variable compensation suits our philosophy of linking pay to performance, both on an individual and entity level.

The following table shows the allocation of base salary, annual cash incentives and long-term equity-based incentives among fixed, short-term variable and long-term variable compensation for our Named Executive Officers for the fiscal year ended January 31, 2007:

			Short-Term	Long-Term
			Variable	Variable
Named Executive		Fixed	(Annual Cash	(Equity-Based
Officer	Title	(Base Salary)	Incentives)	Incentives)

Billy F. Mitcham, Jr.	President and Chief Executive Officer	41%	10%	49%
Robert P. Capps[1]	Executive Vice President and Chief Financial Officer	27%	1%	72%
Paul Guy Rogers	Vice President Business Development	54%	10%	36%
Guy Malden	Vice President Marine Systems	55%	10%	35%
Michael A. Pugh[2]	Former Executive Vice President and Chief Financial Officer	81%	—	19%

(1)	On June 26, 2006, our Board appointed Mr. Capps as Executive Vice President and Chief Financial Officer.

(2)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006.

The distribution of compensation among (1) the fixed element of base salary and the variable elements of annual cash incentives and long-term equity-based incentives and (2) the total mix of cash and equity compensation is primarily influenced by the Committee’s competitive market analysis and its desire to balance short-term and long-term goals. The distribution of compensation among short-term and long-term variable compensation is primarily influenced by the Committee’s desire to provide our executive officers a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests by aligning compensation with growth in shareholder value.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. Our philosophy has been to establish base salaries near the top range of such salaries at the Peer Companies.

In addition to providing a base salary that is competitive with the market, we target salary compensation to align each position’s salary level so that it accurately reflects the position’s internal weight. To that end, annual salary adjustments are based on many individual factors, including:

•	the responsibilities of the officer;

•	period over which the officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position; and

•	potential future contribution and demonstrated individual performance of the officer.

In addition to individual factors listed above, the Committee considers our overall business performance, such as our earnings before interest, taxes, depreciation and amortization (or EBITDA), leasing growth, sales growth and implementation of directives. While these measurements are considered in general, base salaries are not dependant upon attainment of specific goals or levels.

Base salaries are generally reviewed annually, but are not automatically increased if the Committee believes that the other elements of compensation are more appropriate in light of its stated objectives. After consideration of the factors described above, the Committee increased the base salaries of Messrs. Mitcham, Rogers and Malden from $305,000, $165,000 and $162,000 to $335,000, $175,000 and $172,000, respectively, effective July 1, 2006.

Annual Cash Incentives

We provide annual cash incentives to provide motivation toward, and reward our executive officers for, the general success of our company and individual performance. The criteria considered by the Committee are subjective in nature and include the officer’s impact on our results of operations and our ability to remain competitive with other companies against whom we compete for executive-level talent. The Committee, which retains complete discretion over the amount of the incentive award for each officer, considers both the financial performance of our company and personal performance of the executive officer during the previous fiscal year as factors in its determination.

Financial Performance. In considering our overall financial performance, the Committee reviews the financial results for the most recent fiscal year, including revenue growth, overall profitability, as measured by net income, and cash flow, as measured by EBITDA. The Committee may also consider other performance measures as it considers appropriate.

Personal Performance. The Committee also considers the personal performance specific to each executive officer. The items considered may include:

•	level of responsibility or duties of the officer;

•	overall contribution to our financial performance;

•	successful completion of particular projects; and

•	acquisition and implementation of new technical knowledge.

The financial and personal performance measures, which are used only as guides in determining annual cash incentives, are reviewed and annually updated and amended as the Committee deems necessary.

For the fiscal year ended January 31, 2007, each Named Executive Officer received a cash incentive payment as reflected in the Summary Compensation Table.

Long-Term Equity-Based Incentives

Our long-term equity-based incentive program is designed to give our key employees a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests by aligning compensation with growth in shareholder value. To achieve these objectives, we generally rely on a combination of grants of stock options and restricted stock, which are made pursuant to our Mitcham Industries, Inc. Stock Awards Plan.

In determining the level of equity-based compensation, the Committee makes a subjective determination based on the same factors that are used to determine the annual cash incentives described above. In addition, when deciding whether to award restricted stock versus stock options, the Committee considers the total amount of awards and attempts to maintain a balance between the restricted stock and stock options held by each executive officer. Existing ownership levels are not a factor in the total award determination, as we do not want to discourage executives from holding significant amounts of our common stock.

Messrs. Mitcham, Rogers, Malden and Pugh each received grants of stock options and restricted stock in March 2006. One-third of the stock options vest and the restrictions on one-third of the restricted stock lapse on the first, second and third anniversary of the March 2006 grants. Mr. Capps was granted stock options upon his appointment as our Chief Financial Officer in June 2006. Mr. Capps’ options vest one-fourth annually commencing one year from his date of employment. We believe that these vesting schedules aid us in retaining our executive officers and motivating longer-term performance.

The long-term equity-based incentive grants awarded to our Named Executive Officers the fiscal year ended January 31, 2007 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Other Benefits

In addition to base salaries, annual cash incentives and long-term equity-based incentives, we provide the following forms of compensation:

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance and life insurance to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees in the United States.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Pursuant to our employment agreement with Mr. Mitcham, we maintain a term life insurance policy in an amount equal to at least three times his annual salary. In addition, we pay for club membership privileges that are used for business and personal purposes by Mr. Mitcham and provide Mr. Mitcham with the use of a company-owned automobile. We provide Mr. Rogers and Mr. Malden with the use of a company-owned automobile and pay for club membership privileges that are used for business and personal purposes by Mr. Rogers.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreement with Billy F. Mitcham, Jr.

We maintain an employment agreement with our President and Chief Executive Officer, Mr. Mitcham, to ensure that he will perform his role for an extended period of time. This agreement is described in more detail elsewhere in this proxy statement. Please read “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreement with Billy F. Mitcham, Jr.” This agreement provides for severance compensation to be paid if the employment of Mr. Mitcham is terminated under certain conditions, such as constructive termination and termination without cause, each as defined in the agreement.

The employment agreement between Mr. Mitcham and us and the related severance provisions are designed to meet the following objectives:

•	Constructive Termination. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we have agreed to provide severance compensation to Mr. Mitcham if he terminates his employment within 60 days following a “constructive termination” (as defined in the employment agreement) to promote his ability to act in the best interests of our shareholders even though his duties and responsibilities could be changed as a result of the transaction.

•	Termination without Cause. If we terminate Mr. Mitcham’s employment without cause, we are obligated to pay him certain compensation and other benefits as described in greater detail in “Potential Payments upon Termination or Change in Control” below. We believe these payments are appropriate because Mr. Mitcham is bound by confidentiality, non-solicitation and non-compete provisions for a period of two years after termination and because Mr. Mitcham and we have mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our shareholders’ best interests.

We believe that the triggering events under Mr. Mitcham’s employment agreement represent the general market triggering events found in employment agreements of companies against whom we compete for executive-level talent at the time they were negotiated.

Equity-Based Plans

Under the terms of our equity incentive plans, any unvested grants will become vested and, in the case of stock options, exercisable, upon the executive officer’s death or disability or upon a change in control of our company (as defined in the applicable award agreement). We believe these triggering events represent the general market triggering events found in comparable agreements of companies against whom we compete for executive-level talent.

Severance Arrangement with Michael A. Pugh

Effective June 23, 2006, Michael A. Pugh, Executive Vice President and Chief Financial Officer, resigned from those positions with us. At the time of his resignation, Mr. Pugh entered into a Separation Agreement and Release with us. This agreement is described in more detail elsewhere in this proxy statement. Please read “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Severance Arrangement with Michael A. Pugh.” We believe that the severance arrangements entered into with Mr. Pugh were necessary and proper in order to ensure an orderly transition and the availability of Mr. Pugh to answer any questions that might arise during the transition.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Stock ownership guidelines have not been implemented by the Committee for our executive officers. Our Insider Stock Trading Policy discourages, but does not prohibit, executive officers from entering into derivative transactions related to our common stock. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Tax Treatment of Executive Compensation Decisions

Our Board has not yet adopted a policy with respect to the limitation under Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Committee will evaluate any potential impact of the proposed rules as necessary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

Respectfully submitted by the Compensation Committee,

Peter H. Blum (Chairman)
R. Dean Lewis
John F. Schwalbe

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our four current executive officers, including our Chief Executive Officer and Chief Financial Officer. In addition, our former Executive Vice President and Chief Financial Officer is included.

Summary Compensation Table for the Year Ended January 31, 2007

	Fiscal Year
Name and	Ended			Stock	Option		All Other
Principal Position	January 31,	Salary	Bonus	Awards[1]	Awards[2]		Compensation		Total
		($)	($)	($)	($)		($)		($)

Billy F. Mitcham, Jr. President and Chief Executive Officer	2007	322,500	79,794	52,447	330,601		75,139	[3]	860,481

Robert P. Capps Executive Vice President and Chief Financial Officer[4]	2007	105,449	4,503	—	277,469	[5]	12,500	[6]	399,921

Paul Guy Rogers Vice President Business Development	2007	170,833	29,889	19,716	93,229		—		313,667

Guy Malden Vice President Marine Systems	2007	167,833	29,368	17,545	92,451		—		307,197

Michael A. Pugh Former Executive Vice President and Chief Financial Officer[7]	2007	66,667	—	640	14,937		40,000	[8]	122,244

(1)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2007 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended January 31, 2007 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of awards granted on (a) March 31, 2006 to Messrs. Mitcham, Pugh, Rogers and Malden; (b) July 17, 2003 to Messrs. Mitcham and Rogers; (c) January 31, 2005 to Messrs. Mitcham, Rogers and Malden; and (d) September 11, 2006 and July 17, 2003 to Messrs. Mitcham, Rogers and Malden. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2007 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended January 31, 2007 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of awards granted on (a) March 31, 2006 to Messrs. Mitcham, Pugh, Rogers and Malden; (b) June 26, 2006 and July 21, 2005 to Mr. Capps; (c) January 31, 2005 to Messrs. Mitcham, Rogers and Malden; and (d) July 17, 2003 to Messrs. Mitcham and Rogers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)	Includes life insurance premiums of $69,000, automobile costs and country club dues. Automobile costs are determined by multiplying the Alternative Leave Value, as published by the Internal Revenue Service, by the percentage of personal use mileage versus total mileage for the year.

(4)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he assumed the added position of Executive Vice President and Chief Financial Officer.

(5)	Includes $73,355 related to awards made in connection with Mr. Capps’ role as a director before he became an executive officer.

(6)	Represents “Fees Earned or Paid in Cash” to Mr. Capps as a member of our Board for the period prior to his becoming an executive officer.

(7)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006.

(8)	Represents amounts paid pursuant to a Separation Agreement and Release entered into between us and Mr. Pugh in connection with his resignation.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards, if any, that have been transferred.

Grants of Plan-Based Awards for the Year Ended January 31, 2007

		All Other Stock	All Other Option
		Awards:	Awards: Number
		Number of	of Securities	Exercise or Base	Grant Date Fair
		Shares of	Underlying	Price of	Value of Stock and
Name	Grant Date	Stock or Units	Options	Option Awards	Option Awards
		(#)	(#)	($/Sh)	($)

Billy F. Mitcham, Jr.	3-31-06		50,000	16.64	532,816
	3-31-06	7,500		16.64	124,800
	9-11-06	9,000		10.59	95,310

Robert P. Capps[1]	6-26-06		80,000	12.57	669,052

Paul Guy Rogers	3-31-06		15,000	16.64	159,481
	3-31-06	2,000		16.64	33,280
	9-11-06	6,000		10.59	63,540

Guy Malden	3-31-06		15,000	16.64	159,481
	3-31-06	2,000		16.64	33,280
	9-11-06	6,000		10.59	63,540

Michael A. Pugh[2]	3-31-06	500		16.64	8,320
	3-31-06		5,000	16.64	50,707

(1)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he assumed the added position of Executive Vice President and Chief Financial Officer.

(2)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006. Pursuant to a Separation Agreement and Release entered into in connection with Mr. Pugh’s resignation, all restrictions related to 500 shares of restricted stock lapsed as of the date of resignation and vesting for options for the purchase of 5,000 shares of stock were accelerated to the date of resignation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Long-Term Equity-Based Incentive Compensation

In March 2006, the Compensation Committee granted Messrs. Mitcham, Rogers, Malden and Pugh a combination of stock options and restricted stock pursuant to our Stock Awards Plan. In June 2006, the Compensation Committee granted Mr. Capps stock options upon his appointment as our Chief Financial Officer. For a description of the grants, including the vesting schedule for the stock options and the dates that the restrictions lapse on the restricted stock, please see “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Long-Term Equity-Based Incentives.”

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and annual cash incentive awards.

Percentage of Total
Name	Compensation

Billy F. Mitcham, Jr.	46%
Robert P. Capps[1]	28%
Paul Guy Rogers	63%
Guy Malden	64%
Michael A. Pugh[2]	86%

(1)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he assumed the added position of Executive Vice President and Chief Financial Officer.

(2)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006. Pursuant to a Separation Agreement and Release entered into in connection with Mr. Push’s resignation, a significant portion of his compensation for the fiscal year ended January 31, 2007 was paid in cash.

Employment Agreement with Billy F. Mitcham, Jr.

Effective January 15, 1997, we entered into an employment agreement with Mr. Mitcham for a term of five years, beginning January 15, 1997, which term is automatically extended for successive one-year periods unless either party gives written notice of termination at least 30 days prior to the end of the current term. The agreement provides for an annual salary of $150,000 subject to increase by our Board. It may be terminated prior to the end of the initial term or any extension thereof if (1) Mr. Mitcham dies; (2) it is determined that Mr. Mitcham has become disabled; or (3) our Board determines that Mr. Mitcham has breached the employment agreement in any material respect, has appropriated a material business opportunity of ours or has engaged in fraud or dishonesty with respect to our business that is punishable by imprisonment. If Mr. Mitcham’s employment is terminated by us prior to the end of the initial five-year term other than for a reason enumerated above, Mr. Mitcham will be entitled to payments equal to three times his annual salary payable ratably over the 24 months following his termination. As of January 31, 2007, the payments would amount to $1,050,000. For a period of two years after the termination of the agreement, Mr. Mitcham is prohibited from engaging in any business activities that are competitive with our business and from diverting any of our customers to a competitor.

Appointment of Robert P. Capps

On June 26, 2006, our Board appointed Robert P. Capps as Executive Vice President and Chief Financial Officer. Mr. Capps received a base salary of $175,000 per year (pro rated). Mr. Capps was granted options to purchase 80,000 shares of our common stock upon his employment. The options vest over a four year period beginning with the first anniversary of the grant date.

Severance Arrangement with Michael A. Pugh

Effective June 23, 2006, Michael A. Pugh, Executive Vice President and Chief Financial Officer, resigned from those positions with us. At the time of his resignation, Mr. Pugh entered into a Separation Agreement and Release with us, pursuant to which he received monthly payments in the amount of $13,333.32 and continued medical coverage (valued at approximately $1,265 per month) for each of July, August and September 2006, subject to applicable withholding. In addition, the agreement provided for the accelerated vesting of 5,000 unvested stock options, having a fair market value as of June 23, 2006, of $0 (the options were underwater as of such date) and amended the award agreement with respect to those options to provide that they were exercisable until December 31, 2006.

In addition, Mr. Pugh released us from all claims related to his employment and the termination of his employment.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of January 31, 2007

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value of
	Unexercised	Unexercised		Option	Option	Shares or Units		Shares or Units
	Options	Options		Exercise	Expiration	of Stock That		of Stock That
Name	(#) Exercisable	(#) Unexercisable		Price	Date	Have Not Vested		Have Not Vested
				($)		(#)		($)

Billy F. Mitcham, Jr.	15,000	—		22.00	10-03-07
	70,500	—		3.56	2-23-09
	45,000	—		5.13	7-27-10
	80,000	—		5.00	7-18-11
	30,000	—		1.90	7-17-13
	85,000	—		1.99	8-15-12
	25,000	—		4.16	7-13-14
	33,333	16,667	[1]	6.18	1-31-15
		50,000	[2]	16.64	3-31-16
						16,500	[3]	222,585

Robert P. Capps[4]	25,000	—		8.98	7-21-15
		80,000	[5]	12.57	6-26-16

Paul Guy Rogers	10,000	—		4.60	10-23-11
	20,000	—		1.99	8-15-12
	12,500	—		1.90	7-7-13
	6,667	3,333	[1]	6.18	1-31-15
		15,000	[2]	16.64	3-31-16
						8,000	[6]	107,920

Guy Malden	6,667	3,333	[1]	6.18	1-31-15
		15,000	[2]	16.64	3-31-16
						8,000	[6]	107,920

Michael A. Pugh[7]	—	—		—	—

(1)	Vests on January 31, 2008.

(2)	Vests one-third on March 31, 2007, one-third on March 31, 2008 and one-third on March 31, 2009.

(3)	Vests as follows: 2,500 shares on March 31, 2007; 3,000 shares on September 11, 2007; 2,500 shares on March 31, 2008; 3,000 shares on September 11, 2008; 2,500 shares on March 31, 2009; and 3,000 shares on September 11, 2009.

(4)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he assumed the added position of Executive Vice President and Chief Financial Officer.

(5)	Vests 25% annually commencing June 26, 2007.

(6)	Vests as follows: 666 shares on March 31, 2007; 2,000 shares on September 11, 2007; 667 shares on March 31, 2008; 2,000 shares on September 11, 2008; 667 shares on March 31, 2009; and 2,000 shares on September 11, 2009.

(7)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006. Pursuant to a Separation Agreement and Release, all restrictions related to 500 shares of restricted stock lapsed as of the date of resignation and vesting for options for the purchase of 5,000 shares of stock were accelerated to the date of resignation.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock option and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended January 31, 2007 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested for the Year Ended January 31, 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)

Billy F. Mitcham, Jr.	9,000	54,630	6,000	70,200

Robert P. Capps[1]	—	—	—	—

Paul Guy Rogers	—	—	2,500	29,250

Guy Malden	—	—	—	—

Michael A. Pugh[2]	20,000	152,400	500	6,575

(1)	Mr. Capps has served as a member of our Board since July 2004. On June 26, 2006, he assumed the added position of Executive Vice President and Chief Financial Officer.

(2)	Mr. Pugh resigned as Executive Vice President and Chief Financial Officer effective June 23, 2006. The options exercised subsequent to his resignation represent those options vested as of the date of his resignation. Pursuant to a Separation Agreement and Release, all restrictions related to 500 shares of restricted stock previously issued to Mr. Pugh lapsed as of the date of his resignation.

Potential Payments upon Termination or Change in Control

We have entered into arrangements with certain of our Named Executive Officers that provide additional payments and/or benefits upon a change in control of our company and/or in connection with the termination of the Named Executive Officer’s employment. The following is a discussion of those arrangements. Unless otherwise provided, the dollar amounts disclosed assume that the triggering event for the payment(s) and/or benefit(s) was December 31, 2006. As a result, the dollar amounts disclosed are merely estimates of the amounts or benefits that would be payable to the Named Executive Officers upon their termination or a change in control of our company. The actual dollar amounts can only be determined at the time of the Named Executive Officer’s termination or the change in control.

Equity-Based Plans

Stock options and shares of restricted stock awarded to the Named Executive Officers under our 1998 Amended and Restated Stock Awards Plan and our Stock Awards Plan will become vested and, in the case of stock options, exercisable, upon the Named Executive Officer’s death or disability or upon a change in control of our company (as defined in the form nonqualified stock option agreement filed with respect to our Stock Awards Plan). As a result, assuming either of those events occurred on January 31, 2007: (1) Mr. Mitcham’s 66,667 unvested stock options (fair market value as of that date of $121,836) and 16,500 shares of restricted stock (fair market value as of that date of $222,585), (2) Mr. Capps’ 80,000 unvested stock options (fair market value as of such date of $73,600); (3) Mr. Rogers’ 18,333 unvested stock options (fair market value as of that date of $148,280) and 8,000 unvested shares of restricted stock (fair market value as of that date of $107,920); and (4) Mr. Malden’s 18,333 unvested stock options (fair market value as of that date of $23,231) and 8,000 unvested shares of restricted stock (fair market value as of that date of $107,920), would have become fully vested.

Employment Agreement with Billy F. Mitcham, Jr.

Pursuant to our employment agreement with Mr. Mitcham, in the event his employment is terminated by us “without cause” (as defined in the employment agreement) or he terminates his employment with us within 60 days following a “constructive termination” (as defined in the employment agreement), he will be entitled to a severance payment in an amount equal to three times his annual salary, or $1,050,000, payable in equal monthly payments over a period of 24 months following the date of termination. In addition, if Mr. Mitcham’s employment is terminated by us without cause, his options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements. As of January 31, 2007, Mr. Mitcham had 66,667 unvested options and 16,500 shares of unvested restricted stock outstanding.

If Mr. Mitcham’s employment with us is terminated as a result of his death, all of his outstanding options will become fully vested and exercisable as of the date of his death. All options will expire on the one-year anniversary of his death. Assuming, therefore, that Mr. Mitcham’s employment terminated on January 31, 2007 as a result of his death, 66,667 options and 16,500 shares of unvested restricted stock, having a total fair market value as of that date of $344,421, would have become fully exercisable.

If Mr. Mitcham’s employment with us is terminated as a result of his disability (as defined in the employment agreement), we will continue to pay to him his base salary (determined as of the date of his disability) for the lesser of (1) six consecutive months, or (2) the period until disability insurance benefits commence under any disability insurance coverage furnished by us to Mr. Mitcham. Under our long-term disability insurance program, coverage commences on the 61st day after the covered employee is unable to perform his or her job functions.

Mr. Mitcham’s employment agreement contains standard non-solicitation and non-compete provisions that are effective during the term of the employment agreement and for two years following his date of termination.

Severance Arrangement with Michael A. Pugh

We entered into a Separation Agreement and Release with Mr. Pugh, effective as of August 22, 2006. The agreement provides for Mr. Pugh’s resignation effective as of June 23, 2006. The agreement entitled Mr. Pugh to monthly payments in the amount of $13,333.32 and continued medical coverage (valued at approximately $1,265 per month) for each of July, August and September 2006, subject to applicable withholding. In addition, the agreement provided for the accelerated vesting of 5,000 unvested stock options, having a fair market value as of June 23, 2006, of $0 (the options were underwater as of such date) and amended the award agreement with respect to those options to provide that they were exercisable until December 31, 2006.

Mr. Pugh’s separation agreement contains a standard non-solicitation clause that is effective for one year following his date of termination (i.e., until June 23, 2007).

DIRECTOR COMPENSATION

Non-Employee Director Compensation

General

Each year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within our company; and (3) the risks associated with fulfilling fiduciary duties.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended January 31, 2007. Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended January 31, 2007

	Fees Earned or
Name	Paid in Cash	Stock Awards[1]	Option Awards[2]	Total
	($)	($)	($)	($)

Peter H. Blum	79,000	18,610	292,980	390,590

John F. Schwalbe	35,000	—	146,490	181,490

R. Dean Lewis	32,000	—	146,490	178,490

(1)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2007 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our non-employee directors. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended January 31, 2007 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of an award granted on March 31, 2006 for Mr. Blum.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended January 31, 2007 in accordance with FAS 123R. Pursuant to the Securities and Exchange Commission’s rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our non-employee directors. Assumptions used in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended January 31, 2007 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of awards granted on January 31, 2005, July 21, 2005, March 31, 2006 and July 27, 2006 to Messrs. Blum, Schwalbe and Lewis. See “Equity-Based Compensation” below for a brief description of this one-time award.

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer fee of $25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of our Board;

•	additional cash retainer of $5,000 per year for each member of the Audit Committee, plus an additional $3,000 per year for the chairperson of the Audit Committee; and

•	additional cash retainer of $2,000 per year for each member of the Compensation Committee, plus an additional $2,000 per year for the chairperson of the Compensation Committee.

Equity-Based Compensation

In addition to cash compensation, our non-employee directors are eligible, at the discretion of our full Board, to receive discretionary grants of stock options or restricted stock or any combination thereof under our equity compensation plans. On July 27, 2006, the Compensation Committee awarded options to purchase 30,000 shares of common stock to each non-employee director (except for the Non-Executive Chairman) and options to purchase 60,000 shares to our Non-Executive Chairman pursuant our Stock Awards Plan. The grant was made after a review of the prior compensation of our non-employee directors. The option awards vest over a three year period beginning on the first anniversary of the grant date. Our Non-Executive Chairman was awarded 4,000 shares of restricted stock on March 31, 2006 pursuant to our 1998 Amended and Restated Stock Awards Plan. The restrictions on these shares lapse over three years beginning on the first anniversary of the grant date.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Hein & Associates LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending January 31, 2008.

The engagement of Hein & Associates LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, and has recommended, and our Board has approved their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.

Although shareholder ratification of the selection of Hein & Associates LLP is not required, the Audit Committee and our Board consider it desirable for our shareholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required to approve and ratify the selection of Hein & Associates LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our shareholders and us.

One or more representatives of Hein & Associates LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Hein & Associates LLP are expected to be available to respond to appropriate questions.

Our Board recommends a vote “FOR” the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

FEES AND EXPENSES OF HEIN & ASSOCIATES LLP

The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by Hein & Associates LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2006 and January 31, 2007:

	2006	2007

Audit fees[1]	$227,100	$381,300
Audit-related fees[2]	—	—
Tax fees[3]	78,361	115,948
All other fees[4]	16,127	—

Total Fees	$321,588	$497,248

(1)	Includes the annual consolidated financial statement audit, review of quarterly reports on Form 10-Q and other services associated with the audit.

(2)	During the indicated periods, our independent registered public accounting firm did not provide us with any services of this nature.

(3)	Includes fees and expenses for services primarily related to tax compliance, tax advice and tax planning for certain acquisitions.

(4)	Includes fees related to acquisitions and Securities and Exchange Commission matters.

The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent registered public accounting firm, and the compensation, fees and terms for such services, for the fiscal year ending January 31, 2007. The Audit Committee also has approved a policy that requires committee pre-approval of the compensation and terms of service for audit services and any permitted non-audit services based on ranges of fees, and any changes in terms, conditions and fees resulting from changes in audit scope or other matters. Any proposed audit or non-audit services exceeding the pre-approved fee ranges require additional pre-approval by the Audit Committee or its chairman.

AUDIT COMMITTEE REPORT

The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Mitcham Industries, Inc.

The Board of Directors, in its business judgment, has determined that each of Messrs. Schwalbe, Lewis and Blum is an independent director, as that term is defined in Rule 4350 of the NASDAQ Marketplace Rules, and meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Schwalbe has the necessary accounting and financial expertise to serve as chairman. Our Board has determined that Mr. Schwalbe is an “audit committee financial expert” following a determination that Mr. Schwalbe met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations.

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements contained in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, “Communications with Audit Committees”;

•	received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees” and discussed the independent registered public accounting firm’s independence with the firm; and

•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee,

John F. Schwalbe (Chairman)
R. Dean Lewis
Peter H. Blum

ANNUAL REPORT

Our Annual Report covering the fiscal year ended January 31, 2007 accompanies this proxy statement. Except for the financial statements included in the Annual Report that are specifically incorporated by reference herein, the Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material. Additional copies of the Annual Report are available upon request.

OTHER MATTERS

As of the date hereof, our Board knows of no other business to be presented at the Annual Meeting. If any other matter properly comes before the meeting, however, it is intended that the persons named in the accompanying proxy will vote the proxy in accordance with the discretion and instructions of our Board.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to the Securities and Exchange Commission’s rules and regulations, shareholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2008 Annual Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, shareholder proposals must be received by our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175 no later than February 2, 2008 to be eligible for inclusion in our proxy materials.

In addition, shareholders may present business at a shareholder meeting without having submitted the proposal pursuant to Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our Board to be properly made at the time of our 2008 Annual Meeting of Shareholders, notice must be received by our Corporate Secretary at the address in the preceding paragraph by April 17, 2008.

Detailed information for submitting shareholder proposals is available upon written request to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175.

MITCHAM INDUSTRIES, INC.
8141 SH 75 SOUTH
HUNTSVILLE, TX 77340
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MITCHAM INDUSTRIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSALS (1) AND (2)

(1)	ELECTION OF DIRECTORS
1.	Billy F. Mitcham, Jr.

2.	Peter H. Blum

3.	Robert P. Capps

4.	R. Dean Lewis

5.	John F. Schwalbe

For All	Withhold All	For All Except

¡	¡	¡
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

(2)	RATIFICATION OF THE SELECTION OF HEIN & ASSOCIATES, LLP AS MITCHAM INDUSTRIES, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2008.

For	Against	Abstain
¡	¡	¡

IMPORTANT: please sign exactly as your name or names appear(s) on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

	Yes	No
Please indicate if you plan to attend the Annual Meeting.	¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

MITCHAM INDUSTRIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON THURSDAY, JULY 12, 2007
     The undersigned hereby constitutes and appoints Billy F. Mitcham, Jr. and Peter H. Blum, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the common stock of Mitcham Industries, Inc. held of record by the undersigned on May 21, 2007 as if personally present at the Annual Meeting of Shareholders to be held on Thursday July, 12 2007 and any adjournment or postponement thereof, as designated on the reverse.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MITCHAM INDUSTRIES, INC. THE PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ON THE REVERSE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY REVOKES ALL PREVIOUSLY SIGNED PROXIES.
     YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED OR ELECTRONICALLY VIA THE INTERNET AT www.proxyvote.com OR BY PHONE AT +1 800 690 6903 PRIOR TO 11.59 PM EASTERN DAYLIGHT SAVING TIME THE DAY BEFORE THE MEETING DATE.